Exhibit 10(iii)A(55)

ZEP INC.

2010 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

FOR NONEMPLOYEE DIRECTORS

THIS AGREEMENT, made and entered into as of October 5, 2010 by and between Zep Inc., a Delaware corporation, (the “Company”) and Earnest W. Deavenport, Jr. (“Grantee”).

W • I • T • N • E • S • S • E • T • H      T • H • A • T:

WHEREAS, the Company maintains the Zep Inc. Omnibus Incentive Plan (the “Plan”), and Grantee has been selected by the Committee to receive a Restricted Stock Award under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:

1.     Award of Restricted Stock

1.1  The Company hereby grants to Grantee an award of 2,503 Shares of restricted stock (“Restricted Stock”), subject to, and in accordance with, the restrictions, terms, and conditions set forth in this Agreement and the Plan. The grant date of this award of Restricted Stock is October 5, 2010 (the “Grant Date”).

1.2  This Agreement shall be construed in accordance with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

1.3  This award of Restricted Stock is conditioned upon Grantee’s acceptance of the terms of this Agreement, as evidenced by Grantee’s execution of this Agreement or by Grantee’s electronic acceptance of the Agreement in a manner and during the time period allowed by the Company. If the terms of this Agreement are not timely accepted by the execution or by such electronic acceptance, the award of Restricted Stock may be cancelled by the Committee.

2.     Restrictions

2.1  Subject to Sections 2.3 and 2.4 below, if the Grantee remains in service as a Director of the Company, the Restricted Stock shall vest on the first anniversary of the Grant Dates (the “Vesting Date”):

2.2  Except as otherwise provided below, on the Vesting Date, Grantee shall own the Vested Shares of Restricted Stock free and clear of all restrictions imposed by this Agreement (except those imposed by Section 3.4 below). The Company shall transfer the Vested Shares of

Restricted Stock to an unrestricted account in the name of the Grantee as soon as practical after the Vesting Date.

2.3  In the event, prior to the Vesting Date, (i) Grantee dies while serving as a Director of the Company; (ii) Grantee has his service terminated by reason of Disability; or (iii) Grantee voluntarily retires prior to the time his resignation in accordance with the provisions regarding retirement age set forth in the Company’s Corporate Governance Guidelines would be required, said resignation having been accepted by the Board of Directors of the Company, any Restricted Stock shall become fully vested and nonforfeitable as of the date of Grantee’s death, Disability or the date of Grantee’s voluntary retirement. The Company shall transfer the Shares of Restricted Stock, free and clear of any restrictions imposed by this Agreement to Grantee (or, in the event of death, his surviving spouse or, if none, to his estate) as soon as practical after his date of death or termination for Disability.

2.4  Except as provided in Section 2.3, if Grantee’s service as a Director of the Company ceases prior to the Vesting Date, the Restricted Stock shall cease to vest further and the unvested Shares of Restricted Stock shall be immediately forfeited.

2.5  Notwithstanding the other provisions of this Agreement, in the event of a Change in Control prior to the Vesting Date, all Shares of Restricted Stock shall become fully vested and nonforfeitable as of the date of the Change in Control. The Company shall transfer the Shares of Restricted Stock that become vested pursuant to this Section 2.5 to an unrestricted account in the name of Grantee as soon as practical after the date of the Change in Control.

2.6  The Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date Grantee becomes vested in the Restricted Stock.

3.    Stock; Dividends; Voting

3.1  The Restricted Stock shall be registered in the name of Grantee as of the respective Grant Date for such Shares of Restricted Stock. The Company may issue stock certificates or evidence Grantee’s interest by using a restricted-stock book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Shares are vested in accordance with Section 2. The Company reserves the right to place a legend on such stock certificate(s) restricting the transferability of such certificates and referring to the terms and conditions (including forfeiture) of this Agreement and the Plan.

3.2  The Grantee shall not be entitled to receive dividends or similar distributions with respect to Restricted Stock that is not vested or that is forfeited. The Grantee shall be entitled to receive dividends or similar distributions if, when and as declared on vested Shares of Restricted Stock. Shares that vest after the record date, but prior to the payment date with respect to a dividend or distribution, shall be entitled to receive the dividend or distribution. Upon the vesting of any Shares of Restricted Stock comprising a part of this Award, the Company shall either (i) pay to the Grantee an amount of cash equal to the amount of all dividends or similar distributions on the then vesting shares of Restricted Stock (without interest) that were declared and paid between the Grant Date and the vesting date (the “Accumulated Dividends”) or (ii)

apply an amount equal to the Accumulated Dividends to the payment of the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the distribution of the then vesting shares of Restricted Stock to the Grantee. When the Grantee accepts this Award of Restricted Stock, the Grantee shall make an irrevocable election to have the entire amount of the Accumulated Dividends applied as set forth in clause (i) or clause (ii) of the preceding sentence. The Grantee may not elect to have part of the Accumulated Dividends applied as set forth in clause (i) and part as set forth in clause (ii). The Company shall not be required to establish a fund or account for the Grantee with respect to the Accumulated Dividends. However, the Company shall maintain a record of the Accumulated Dividends by making appropriate entries in its accounting records.

3.3  The Grantee shall be entitled to vote all Shares of Restricted Stock comprising this Restricted Stock Award, whether or not vested.

3.4  In the event of a Material Business Event, the Committee may take any of the actions contemplated under Section 14 of the Plan with respect to this Award and/or the Restricted Stock.

3.5  Grantee represents and warrants that he is acquiring the Restricted Stock for investment purposes only, and not with a view to distribution thereof. Grantee is aware that the Restricted Stock may not be registered under the federal or any state securities laws and that in that event, in addition to the other restrictions on the Shares, they will not be able to be transferred unless an exemption from registration is available or the Shares are registered. By making this award of Restricted Stock, the Company is not undertaking any obligation to register the Restricted Stock under any federal or state securities laws.

4.     No Right to Continuing Service or Additional Grants

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon Grantee any right with respect to continuance of service as a Director of the Company. The Plan may be terminated at any time, and even if the Plan is not terminated, Grantee shall not be entitled to any additional awards under the Plan.

5.     Grantee Bound by the Plan

Grantee hereby acknowledges receipt of a copy of the Plan and the prospectus for the Plan, and agrees to be bound by all the terms and provisions thereof.

6.     Modification of Agreement

This Agreement may be modified, amended, suspended, or terminated, and any terms or conditions may be waived, but only by mutual agreement of the parties in writing.

7.     Severability

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this

Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

8.     Governing Law

The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of Delaware without giving effect to the conflicts of laws principles thereof.

9.     Successors in Interest

This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise. This Agreement shall inure to the benefit of Grantee’s legal representatives. All obligations imposed upon Grantee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon Grantee’s heirs, executors, administrators, and successors.

10.    Resolution of Disputes

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction, or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding, and conclusive on Grantee and the Company for all purposes.

11.    Pronouns; Including

Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural. Wherever used in this Agreement, the term “including” means “including, without limitation.”

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Zep Inc.

By:
John K. Morgan
Chairman, President and
Chief Executive Officer

Grantee:

Earnest W. Deavenport, Jr

.